UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2006

CONSOLIDATED CONTAINER COMPANY LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	333-88157	75-2825338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3101 Towercreek Parkway, Suite 300 Atlanta, GA 30339

(Address of Principal Executive Offices) (Zip Code)

(678) 742-4600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In a Form 12b-25 filed with the Securities and Exchange Commission (“SEC”) on August 15, 2006, Consolidated Container Company LLC (the “Company”) indicated that it would not file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (the “Second Quarter 10-Q”) by the filing deadline as a result of accounting implications related to certain supply agreements as previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on August 28, 2006. On September 13, 2006, the Company received, from the trustee under the indenture dated as of July 1, 1999 (the “Indenture”) governing its 10  1/8% Senior Subordinated Notes due 2009 (the “Notes”), a notice of default stating that the Company has failed to comply with a provision in the Indenture requiring the Company to provide certain quarterly financial information, all of which is included in the Second Quarter 10-Q, to the trustee and the holders of the Notes within the time period required.

Under the terms of the Indenture, the Company has a period of 60 days from the date of notice to the Company to cure the breach by furnishing the required financial information to the trustee and the holders of the Notes. If the Company does not cure the breach within such 60 day period, either the trustee (upon the request of holders of at least 25% in principal amount of the outstanding Notes) or the holders of at least 25% in principal amount of outstanding Notes may accelerate the maturity of the Notes, causing the outstanding principal amount plus accrued interest to be immediately due and payable. Although the sixty-day period ends November 13, 2006, the Company currently intends to comply with the terms of the indenture in advance of that date by furnishing a copy of the required financial information to the trustee and the holders of the Notes, although there can be no assurances that it will do so within that time period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CONTAINER COMPANY

By:	/s/ Richard P. Sehring
Name:	Richard P. Sehring
Title:	Chief Financial Officer

Dated:	September 21, 2006